EXHIBIT 99

NEWS RELEASE NEWS RELEASE NEWS RELEASE
Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069

Contact:

Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS TERMINATES “POISON PILL”

Company to Seek Shareholder Approval of

Any Future Shareholder Rights Plans

Lincolnshire, IL, December 7, 2004 – Fortune Brands, Inc. (NYSE: FO) announced that its Board of Directors today voted to terminate the company’s shareholder rights plan, commonly known as a “poison pill.” Additionally, the company has established a new policy that requires shareholder approval for any future shareholder rights plan prior to or within twelve months of adoption.

“Our decision to terminate the plan and establish a new policy reflects being responsive to our shareholders,” said Fortune Brands chairman & CEO Norm Wesley. “Our Board was among the first to adopt a Three-Year Independent Director Evaluation (TIDE) provision calling for a panel of independent directors to periodically review the shareholder rights plan. The Board has continued to weigh the sentiments of our shareholders and has determined that our new policy can adequately protect our shareholders’ best interests.”

The Board’s action today will accelerate the expiration date of the company’s current shareholder rights plan to December 24, 2004. It was due to expire in December 2007. The shareholder rights plan being terminated was put in place in 1997 to help assure that all shareholders received full and fair value in the event the company was ever subject to a takeover attempt.

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Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

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